SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT is made as of the __ day of ________, 2011, by and among Alternative Strategies Group, Inc. (the "Adviser"), the adviser to ASGI Mesirow Insight Fund, LLC (formerly Wells Fargo Multi-Strategy 100 Master Fund, LLC) (the "Fund"), a limited liability company organized under the laws of the State of Delaware, the Fund, and Mesirow Advanced Strategies, Inc. (the "Sub-adviser").

WHEREAS, the Adviser serves as investment adviser to the Fund, which is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser desires to avail itself of the services, sources of information, advice and assistance of an investment sub-adviser to assist the Adviser in providing investment advisory services to the Fund;

WHEREAS, the Sub-adviser is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), is engaged in the business of rendering investment advisory services to clients and desires to provide such services to the Adviser and to the Fund; and

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.           Appointment of the Sub-adviser.  The Adviser and the Fund hereby appoint the Sub-adviser to provide advice with respect to the investment and reinvestment of the Fund's portfolio assets, subject to the control and direction of the Fund’s Board of Managers (the “Board”) for the period, as such period may be renewed, and on the terms hereinafter set forth.  The Sub-adviser hereby accepts such appointment and agrees during such period, subject to the oversight of the Board and the Adviser, to render the services and to assume the obligations herein set forth for the compensation herein provided.  In such respect, and only for this limited purpose, the Sub-adviser shall act as the Fund’s agent and attorney-in-fact.  The Sub-adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority or obligation to act for or represent the Adviser or the Fund in any way.

2.           Authority of, Obligations of and Services to be Provided by the Sub-adviser.  The Sub-adviser is hereby granted the following authority and undertakes to provide the following services and to assume the following obligations:

a.           The Sub-adviser shall formulate and implement a continuous investment program for the portfolio assets of the Fund, including determining what portion of such assets will be invested or held uninvested in cash, subject to and in accordance with (i) the investment objective and policies of the Fund set forth in the Fund’s Limited Liability Company Agreement, as amended from time to time, and Private Placement Memorandum as from time to time in effect and, each, as provided to the Sub-adviser in writing (the "Governing Documents"), (ii) the requirements applicable to registered investment companies under applicable laws, including, without limitation, the 1940 Act and Subchapter M of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code"), and (iii) any written instructions which the Adviser or the Board may issue from time to time; provided, that such instructions do not conflict with the Governing Documents or violate applicable laws. The Sub-adviser also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Board as from time to time in effect and communicated to the Sub-adviser in writing (the "Procedures"); provided, that such Procedures do not conflict with the Governing Documents or violate applicable laws.  The Adviser has provided to the Sub-adviser copies of all current Governing Documents and current Procedures.  The Adviser agrees to provide reasonable advance notice to the Sub-adviser of any changes to the Governing Documents or Procedures, including any amendments and supplements thereto, and will provide a reasonable time period for the Sub-adviser to comply with any such change to the Governing Documents or Procedures.

b.            Unless otherwise specifically agreed to or as required by law, the Sub-adviser shall be authorized to vote or direct the voting of proxies solicited by or with respect to the issuers of securities held by the Fund.  The Adviser will deliver or will direct the Fund’s administrator or custodian to deliver to the Sub-adviser in a timely manner proxies with respect to securities held in the Fund.  The Sub-adviser will vote proxies with respect to securities held by the Fund in a manner consistent with the Sub-adviser’s Proxy Voting Policy in the form approved by the Board.  The Sub-adviser will not be liable for failure to vote proxies that are not received in a timely manner.  Notwithstanding the foregoing, the Adviser and the Fund hereby agree and consent to the waiver of the Fund’s voting rights with respect to securities issued by collective investment vehicles (“Portfolio Funds”) in which the Fund invests and, as such, acknowledge that the Sub-adviser may not vote proxies with respect to those securities for which the Sub-adviser elects to waive voting rights.

c.            The Sub-adviser shall take whatever steps are necessary to implement the Fund’s investment program, including, but not limited to:

 (i)           researching, identifying, monitoring and evaluating potential Portfolio Funds and, to the extent deemed relevant by the Sub-adviser, other securities and transactions (collectively with the Portfolio Funds, “Potential Investments”) to utilize in the management of the Fund’s assets;

(ii)           providing recommendations to the Fund regarding the fair value of the Fund’s Portfolio Funds to the extent requested by the Adviser if the Portfolio Fund fails to produce an official value (e.g., the Portfolio Fund suspends its net asset value determination or suspends redemptions) or where the Sub-adviser determines, in its sole discretion, that there is reason to question the reliability of the valuation provided by the Portfolio Fund;

(iii)           providing to the Fund all relevant materials pertinent to an investment in a Portfolio Fund, including the Portfolio Fund’s audited financial statements, capital statements and communications sent to investors by Portfolio Fund management;

(iv)           advising the Adviser monthly with respect to the Fund’s investment allocations pursuant to Section 2(f), below;

(v)            monitoring, evaluating and meeting with investment managers that are managing any of the Portfolio Funds or issuers of other securities in which the Fund is invested (collectively, the “Portfolio Managers”);

(vi)           assessing the performance of the investments recommended by the Sub-adviser and in which the Fund is invested;

(vii)           reviewing and commenting upon offering documents and ancillary sales and marketing materials prepared by the Adviser for the Fund, which shall be submitted for the Sub-adviser’s prior review at least 5 Business Days (as defined below) before distribution of those documents to investors, provided that the Sub-adviser will be deemed to have consented to the use of those documents if it has not commented in writing (including by electronic mail) by the fifth Business Day after delivery of those documents to the Sub-adviser for approval (for the avoidance of doubt, the Adviser and not the Sub-adviser shall have ultimate responsibility for the content of the offering documents and ancillary sales and marketing materials which are prepared by the Adviser or the Fund, except to the extent that any information set forth therein is provided by the Sub-adviser or relates specifically to the Sub-adviser and is approved by the Sub-adviser in writing (including by electronic mail), subject to Section 2(e));

(viii)         participating, at the request of the Adviser and as mutually agreed to by the Sub-adviser, in sales presentations to existing and prospective investors in the Fund identified by the Adviser;

(xi)           negotiating, in conjunction with the Adviser, a line of credit on behalf of the Fund with such lenders on such terms as may be agreed by the Board and the Adviser;

(x)            rendering such reports to the Board as it may reasonably request concerning the investment activities of the Fund; and,

(xi)           negotiating, entering into, making, and performing any contract, agreement, or other undertaking related to the implementation of the investment program described herein, including (but not limited to):

(A)           to the extent feasible and appropriate, negotiating side letters and assisting in the evaluation and execution of subscription agreements, withdrawal requests and related documents with regard to Potential Investments and existing investments of the Fund, and causing the Fund’s assets to be invested and withdrawn, as applicable, in connection therewith; and

(B)           negotiating agreements, on behalf of the Fund for execution by the Fund, with information platforms and/or risk or transparency aggregators that will supply the reports and information required under Sections 9(l) and (m) (the “Transparency Aggregators”), subject to approval by the Board and the Adviser.

For the avoidance of doubt, the Sub-adviser is not responsible for the calculation of the Fund’s net asset value or for the fair valuation of the Fund’s investments in accordance with U.S. generally accepted accounting principles.  In addition, to the extent the Fund receives an official value from a Portfolio Fund, it is anticipated that the Fund may rely on that valuation without further inquiry.  The Sub-adviser may act on information it reasonably believes to be reliable but that the Sub-adviser may not have independently verified (including, without limitation, information provided by the Adviser, the Fund and the Fund’s custodians and administrators).

d.           The Sub-adviser shall be responsible for monitoring of the investment activities and portfolio holdings associated with the portfolio assets of the Fund that are allocated to the Sub-adviser to ensure compliance with the Governing Documents, Procedures and the requirements applicable to registered investment companies under applicable laws.  The Sub-adviser shall also cooperate with and provide sufficient information to the Adviser to assist the Adviser in its monitoring of the investment activities and portfolio holdings of the Fund, including, without limitation, the Fund's satisfaction of quarterly diversification requirements for qualification as a regulated investment company under the Code.

e.           Notwithstanding anything in this Agreement to the contrary, the Sub-adviser shall act on any instructions of the Adviser with respect to (i) the investment activities used to manage the portfolio assets of the Fund that are allocated to the Sub-adviser and (ii) the marketing materials and offering documents used for the Fund, including the use of the Sub-adviser’s track record, in each case that are reasonably necessary and in accordance with the advice of counsel to the Fund to ensure the Fund's compliance with the Governing Documents, Procedures and applicable law.

f.           The Sub-adviser shall provide to the Adviser in writing, via electronic mail, the recommended allocation of investments of the Fund among Potential Investments and existing investments (the “Allocations Report”), including dates for investing in Potential Investments and withdrawing assets from existing investments, together with related Investment Recommendations Reports (the “IRRs”).  The Sub-adviser shall deliver the Allocations Report and related IRR to the Adviser nine Business Days before the first day of each month (the “Effective Day”).  The Adviser shall give the Sub-adviser, by 9 am (Chicago time) on the sixth Business Day before the Effective Day, written, by fax or electronic mail, (i) approval or rejection of that Allocations Report and (ii) the final amount of additional subscriptions to the Fund that will be effective as of the Effective Day.  The Adviser’s approval will be deemed given if the Adviser does not notify in writing the Sub-adviser of its approval or rejection of the Allocations Report or of additional subscriptions to the Fund by that deadline.  If the Adviser objects to any portion of an Allocations Report, or informs the Sub-adviser of additional subscriptions to the Fund, the Sub-adviser will work with the Adviser to promptly amend that Allocations Report in a manner that is mutually satisfactory, and will submit to the Adviser a revised Allocations Report by noon (Chicago time) on the sixth Business Day before the Effective Day.  The Adviser’s approval to a revised Allocations Report will be deemed given if the Adviser does not object in writing to the revised Allocations Report by 5 pm (Chicago time) on the sixth Business Day before the Effective Day.  Upon approval or deemed approval of an Allocations Report by the Adviser, the Sub-adviser shall execute the proposed trades and allocations.

The chart below shows the foregoing process for approvals of Allocations Reports, with “T” being the first Business Day of each month:

DEADLINE	ACTION
T minus 9 Business Days	Sub-Adviser submits initial Allocations Report to Adviser.
T minus 6 Business Days, 9 am (Chicago time)	Adviser must respond to initial Allocations Report and/or provide final number of additional subscriptions, or is deemed to have approved the Allocations Report.
T minus 6 Business Days, noon (Chicago time)	Sub-Adviser submits revised Allocations Report to Adviser.
T minus 6 Business Days, 5 pm (Chicago time)	Adviser must respond to revised Allocations Report or is deemed to have approved the Allocations Report.
T	Effective Day of trades and allocations.

The parties hereto acknowledge that (a) the timing for the approval of the Allocations Report is primarily driven by the subscription deadlines set by the Portfolio Funds and the administrator of the Fund; and (b) the Adviser may not receive the final amount of additional subscriptions to the Fund that will be effective as of the subject Effective Day by 9 am (Chicago time) on the sixth Business Day before such Effective Day.  To the extent that the Adviser notifies the Sub-Adviser of additional subscriptions after 9 am (Chicago time) on the sixth Business Day before the subject Effective Day, then the Sub-Adviser agrees that it will use its reasonable efforts to allocate such subscriptions among Potential Investments and/or existing investments as of such Effective Day in a manner that is acceptable to the Adviser.

g.           In addition to the reports, information, and notices required to be provided by the Sub-adviser to the Adviser and/or the Fund herein, the Sub-adviser shall timely provide to the Adviser and the Fund, as applicable, all information and documentation that the parties mutually agree are necessary or appropriate for the Adviser or the Fund, as applicable, to fulfill its obligations under this Agreement.  In addition, the Sub-adviser agrees to provide to the Fund’s independent accountants the information and documentation that they may reasonably require to fulfill their obligations to the Fund.

h.           Although it is not anticipated that the Fund will typically transact through brokers or dealers, the Sub-adviser may, in the name of the Fund, place orders for the execution of portfolio transactions when applicable with or through such brokers, dealers or other financial institutions as the Sub-adviser may reasonably select.  The Sub-adviser shall use its best efforts to obtain the most favorable price and execution on all portfolio transactions executed on behalf of the Fund, provided that, so long as the Sub-adviser has complied with Section 28(e) of the Securities Exchange Act of 1934, as amended, and the Procedures, the Sub-adviser may cause the Fund to pay a commission on a transaction in excess of the amount of commission another broker-dealer would have charged.  On occasions when the Sub-adviser deems the purchase or sale of a security (as opposed to a Portfolio Fund) to be in the best interest of the Fund (and has so recommended such purchase or sale to the Adviser and the Adviser has concurred or is deemed to have concurred with such recommendation as set forth in Section 2(f) above) as well as other clients of the Sub-adviser, the Sub-adviser may aggregate the securities to be so purchased or sold with other orders for other accounts managed by the Sub-adviser if such aggregation will result in best execution.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-adviser consistent with the Procedures and in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

i.           The Sub-adviser (i) shall maintain such books and records as are required by law, including without limitation the 1940 Act and the Advisers Act, and the rules and regulations thereunder, (ii) shall render to the Board and the Adviser such periodic and special reports as the Board and the Adviser may reasonably request in writing, and (iii) shall meet with any persons at the reasonable request of the Board or the Adviser for the purpose of reviewing the Sub-adviser's performance under this Agreement at reasonable times and upon reasonable advance written notice. All such books and records shall be the property of the Fund and the Sub-adviser will surrender promptly to the Fund any of such records upon the Fund's request (provided that the Sub-adviser may retain a copy of such records) and shall make all such books and records available for inspection and use by the Securities and Exchange Commission ("SEC"), the Fund, the Adviser or any person retained by the Fund at all reasonable times.  Where applicable, such records shall be maintained by the Sub-adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act and Rule 204-2 under the Advisers Act.

The Sub-adviser shall provide to the Fund's custodian and administrator (whose identities shall be notified to the Sub-adviser by the Fund or the Adviser) the final Allocations Reports and trade blotters reflecting all transactions concerning the Fund's assets.

j.           The Sub-adviser shall bear its expenses of providing services pursuant to this Agreement, including all expenses associated with becoming an investment adviser to the Adviser or the Fund (including any indirect expenses including due diligence expenses and travel expenses) and research costs.  The Fund will pay its own operating expenses as disclosed in its Private Placement Memorandum, including the Fund’s cost of its counsel used in negotiation of the agreements with Transparency Aggregators.

k.           The Sub-adviser shall timely provide to the Adviser and the Fund all information and documentation they may reasonably request as necessary or appropriate in connection with the compliance by them or either of them with the requirements of any applicable law, including, without limitation, (i) information and commentary for the Fund's annual and semi-annual reports, in a format approved by the Adviser, together with a certification that such information and commentary discuss all of the factors that materially affected the performance of the portion of the Fund allocated to the Sub-adviser under this Agreement, including the relevant market conditions and the investment techniques and strategies used, and do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading; (ii) additional certifications related to the Sub-adviser's management of the Fund in order to support the Fund's filings on Form N-CSR, Form N-Q and other applicable forms, and the Fund's Principal Executive Officer's and Principal Financial Officer's certifications under Rule 30a-2 under the 1940 Act, thereon; (iii) a monthly sub-certification with respect to compliance matters related to the Sub-adviser, in a form agreed upon by the Adviser and the Sub-adviser from time to time, (iv) quarterly sub-certification with respect to compliance matters related to the Sub-adviser and the Sub-adviser's management of the Fund and compliance with the Fund’s compliance policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act, in a format reasonably requested by the Adviser, as it may be amended from time to time; and (v) an annual certification from the Sub-adviser's Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act, with respect to the design and operation of the Sub-adviser's compliance program, in a format reasonably requested by the Adviser.

l.           The Sub-adviser will provide the Fund with reasonable evidence that, with respect to its activities on behalf of the Fund, the Sub-adviser maintains (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics adopted pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and related reporting procedures.

m.           The Sub-adviser shall not (i) bear responsibility for the monitoring or supervision of any custodian, administrator or other service provider selected by the Adviser for the Fund; (ii) be obligated to provide, or be liable for providing, advice with respect to the effect of the laws and regulations of any jurisdiction, nor (iii) at any time have custody of the assets of the Fund.  The Fund’s assets shall be maintained in the custody of its custodian, and any assets added to the Fund shall be delivered directly to the Fund’s custodian.

3.           Compensation of the Sub-adviser.  In full consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Sub-adviser a monthly sub-advisory fee equal to 0.0520833% (i.e., 0.625% per annum) of the Fund’s Monthly NAV (as defined below).  Such fee will be accrued monthly and paid quarterly within 45 days after the end of each calendar quarter.  If the Sub-adviser shall serve for less than the whole of any calendar month, the foregoing compensation shall be prorated by multiplying it by a fraction the numerator of which is the number of days in the calendar month during which the Sub-adviser served as sub-adviser, and the denominator of which is the number of days in the calendar month.

“Monthly NAV” shall mean, with respect to any calendar month, the net asset value of the Fund (i) as determined as of the last Business Day of each calendar month, (ii) calculated without reduction for the management fee paid to ASGI by the Fund for such calendar month, (iii) adjusted for any subscriptions and withdrawals occurring within the month, and (iv) otherwise computed in the manner determined by the Board as set forth in the Governing Documents.

“Business Day” means a day on which banks are ordinarily open for normal banking business in New York or such other day or days as the Board may determine in its sole and absolute discretion and upon prior notice to the Sub-adviser.

4.           Other Activities of the Sub-adviser.

a.           For a term of 12 months following the execution of this Agreement, the Sub-adviser shall not provide sub-investment advice to investment advisers, broker/dealers, wealth management firms, or banks with respect to any investment company registered under the 1940Act, that pursues an investment objective and product structuring similar to that of the Fund (including but not limited to transparency requirements).

b.           The Sub-adviser may (and does) act as consultant, manager, adviser or sub-adviser for any other persons or entities and may buy, sell or trade in securities and other instruments, whether for its own account or for the account of others for whom it may be acting pursuant to a similar investment program or otherwise.

c.           The Sub-adviser represents, warrants and agrees that, over time and in the aggregate, the Sub-adviser will not favor any customer or account managed by it (including its proprietary accounts) over the Fund; provided, however, that it is acknowledged and agreed by the Adviser and the Fund that (i) different strategies and investment techniques may be (and are) utilized by the Sub-adviser for differing sizes of accounts, accounts with different investment policies and guidelines, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts subject to different laws, rules and regulations, accounts with different tax attributes or objectives and accounts with other differences, and that such differences may result in different investment transactions and/or cause divergent investment results; and (ii) due to the Fund’s liquidity, assets under management, and other characteristics, it is anticipated that the Fund will be invested differently than the majority of the funds and accounts under the advisement of the Sub-adviser.

5.           Use of Names and Track Record.

a.           For so long as this Agreement remains effective, the Adviser and the Fund shall have a royalty-free license to use the name “Mesirow” or any combination or derivation thereof.  The Sub-adviser acknowledges and agrees that the Adviser, the Fund and the Fund’s selling agents will use such names in marketing the Fund to current and prospective investors (“Mesirow Specific Information”).  Pursuant to Section 2(c)(vii) hereof, the Sub-adviser shall review and approve for use all sales literature and other marketing materials for the Fund that utilize the name “Mesirow” (“Fund Marketing Materials”), provided that repeated Sub-adviser approval shall not be required for use of Mesirow Specific Information in substantially the same content and format as Fund Marketing Materials previously approved by the Sub-adviser.

b.           The Adviser and the Fund and their agents shall cease to use the name “Mesirow” promptly upon termination of this Agreement with respect to the Fund, and the Fund shall promptly amend, and, if necessary, file such amendment to, any applicable organizational document, changing its name so that the name “Mesirow” is not included in the name of the Fund.

c.           The Sub-adviser shall not use the name of the Fund, Alternative Strategies Group, Inc. or Wells Fargo & Company or any combination or derivation thereof in any material relating to the Sub-adviser in any manner not approved prior thereto by the Adviser.

d.           Subject to Section 2(e), for so long as this Agreement remains effective, the Adviser and the Fund shall have a royalty-free license to use the track record of the Sub-adviser with respect to its management of Mesirow Alternative Strategies Fund, L.P., as provided to the Adviser by the Sub-adviser, in the Fund’s offering materials, provided that such use is in compliance with all applicable law.

6.           Liability and Indemnification.

a.           Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of the Sub-adviser’s obligations or duties hereunder (collectively, “Disabling Conduct”), the Sub-adviser shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or the entering into of any transaction.  Subject to the foregoing, nothing herein shall constitute a waiver of any rights or remedies that the Fund may have under any federal or state securities laws.

b.           The Sub-adviser shall indemnify the Fund, the Adviser, and each of their respective Managers, officers, employees, shareholders, agents and any other person or entity affiliated with the Adviser, against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demand, action, suit or proceeding (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) (i) arises out of or is based upon or in connection with any material misstatement or omission of a material fact in information regarding the Sub-adviser furnished in writing to the Adviser or the Fund by the Sub-adviser; (ii) arises out of or is based upon any material breach of any of the representations or obligations of the Sub-adviser under this Agreement; or (iii) arises out of or is based upon the Sub-adviser’s Disabling Conduct.

c.           The Fund (to the extent permitted by applicable law) and the Adviser shall indemnify the Sub-adviser and the Sub-adviser’s officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-adviser against, and hold them harmless from, any and all Losses (or actions with respect thereto) from any Proceedings arising from the Sub-adviser’s providing services under this Agreement or the sale of securities of the Fund, except where the Sub-adviser would be obligated to indemnify the Fund or the Adviser under Section 6(b) hereof.

d.           Notwithstanding anything herein to the contrary, the Sub-adviser shall not be responsible for, and shall be indemnified by the Fund and the Adviser from, (i) any liability with respect to or arising from investment of the Fund’s assets in the sub-trusts of the HFR Umbrella Trust (collectively, the “HFR Trusts”) that are not or have not been recommended by the Sub-adviser for investment by the Fund (provided that, the Sub-adviser shall be deemed to have recommended investment of the Fund’s assets in each of the HFR Trusts that is not recommended by the Sub-adviser for withdrawal and not included by the Sub-adviser on a termination report for the Fund before March 31, 2012); (ii) any Losses (or actions with respect thereto) arising in connection with the Fund’s investment operations, or actions by the Adviser or the Fund, prior to the effective date of this Agreement, including investments, operations, or actions prior to the effective date of this Agreement that continue in force and effect after the effective date of this Agreement; (iii) any liability with respect to the charges or fees, or the acts, omissions, or other conduct of the Fund’s custodians, broker-dealers, administrators or other service providers (if any); or (iv) any loss that the Fund may suffer by reason of any investment decision made or other action taken or omitted in good faith by the Sub-adviser and arising from the Sub-adviser’s adherence to the Investment Guidelines or other instructions from the Adviser or the Fund, except where the Sub-adviser would be obligated to indemnify the Fund or the Adviser under Section 6(b) hereof and as otherwise provided by applicable law, including the Advisers Act.

e.            In the event that any party hereto is or becomes a party to any action or proceeding in respect of which it may be entitled to seek indemnification hereunder (“Indemnitee”), the Indemnitee shall promptly notify any other party from whom the Indemnitee may seek indemnification hereunder (“Indemnitor”).  The Indemnitor shall be entitled to participate in any such suit or proceeding and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee.  Notwithstanding the preceding sentence, the Indemnitee shall be entitled to employ counsel separate from the Indemnitor’s counsel and from any other party in such action if the Indemnitee determines in good faith that a conflict of interest exists which makes counsel chosen by the Indemnitor not advisable or if the Indemnitee reasonably determines that the Indemnitor’s assumption of the defense does not adequately represent the Indemnitee’s interest.  In such event the Indemnitor will pay the fees and disbursements of such separate counsel, but in no event shall the Indemnitor be liable for the fees and expenses of more than one counsel for the Indemnitee in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

f.           The termination of a Proceeding by settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an Indemnitee’s acts, omissions or alleged acts or omissions were primarily attributable to the bad faith, gross negligence or willful misconduct of such Indemnitee.  The Indemnitor shall not be liable hereunder for any settlement of any action or claim effected without its written consent thereto.

7.           Sub-adviser Conflicts.  The Sub-adviser will not receive any compensation from a Portfolio Manager that manages a Portfolio Fund that the Sub-adviser recommends to the Adviser as a result of or in connection with such recommendation without first notifying the Adviser of such compensation arrangement.  The Adviser and the Fund understand that the investments recommended by the Sub-adviser may not be profitable, and it is possible that losses, including a total loss, may be incurred with respect to any or all such investments.

8.           Sub-adviser Insurance.  The Sub-adviser agrees that it will maintain at its own expense an Errors and Omissions insurance policy with respect to the Sub-adviser in an amount not less than $10 million and Commercial General Liability insurance in a commercially reasonable amount.  The foregoing policies shall be issued by insurance companies that are acceptable to the Board.  The minimum required amounts set forth in this insurance provision are not to be construed as a limitation on the Sub-adviser's liability under this Agreement.  Any and all deductibles specified in the above-referenced insurance policies shall be assumed by the Sub-adviser.

9.           Representations of the Sub-adviser.  The Sub-adviser represents, warrants and covenants as follows:

a.           It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.           It has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

c.           This Agreement has been duly and validly authorized, executed, and delivered by it and is enforceable against it in accordance with its terms.

d.           The Sub-adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, and will provide notice promptly to the Adviser of any such violations relating to the Fund; (v) has materially met and will seek to continue to materially meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; and (vi) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

e.           The Sub-adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser with a copy of the code of ethics.  Within 60 days of the end of each calendar quarter that this Agreement is in effect, a duly authorized officer of the Sub-adviser shall certify to the Adviser that the Sub-adviser, including its personnel, has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.  The Sub-adviser will report quarterly, in reasonable detail, any material violations of law or the Sub-adviser's code of ethics related to the Fund, or matters impacting the Sub-adviser's ability to comply with applicable law or the Sub-adviser's ability to perform under this Agreement, and the action taken in response to such violations or matters.

f.           To the best of its knowledge, there are no pending, threatened, or contemplated in writing actions, suits, proceedings, or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals, or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates’ assets are subject, nor has it or its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their activities which might reasonably be expected to result in a material adverse change in its condition (financial or otherwise), business, or which might reasonably be expected to impair its ability to discharge its obligations under this Agreement.

g.           It has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to act as an investment adviser to the Fund and it will obtain and maintain any such required licenses, registrations, memberships, and approvals.

h.           The Sub-adviser will provide the Adviser and the Fund with a copy of its Form ADV Parts 2a and 2b and promptly furnish a copy of all amendments thereto to the Adviser and the Fund.

i.           The Sub-adviser will promptly notify the Adviser if any one of the following individuals cease to participate directly in the day-to-day management of the Sub-adviser: Marty B. Kaplan, Stephen C. Vogt, Thomas Macina, and Eric D. Siegel; provided, however, that the Sub-adviser may, from time to time, provide written notice to the Adviser of a change to the then-existing list of key persons and such change shall be deemed agreed if not disputed in writing by the Adviser within thirty (30) days of receipt of such notice from the Sub-adviser.

j.           The information provided by the Sub-adviser to the Adviser or the Fund in writing shall not, to the knowledge of the Sub-adviser, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

k.            If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, it will provide immediate written notification to the Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto, and it is agreed that the failure to provide such notification of the failure to continue to be in compliance with the foregoing representations and warranties shall be deemed a material breach of this Agreement.

l.           The Sub-adviser will not invest the Fund’s portfolio in any Portfolio Fund that does not provide the Fund and the Adviser with the position-based portfolio level transparency that is necessary to generate the reports under Section 9(m) on an ongoing basis, either directly or through a Transparency Aggregator, and further provided that such information shall be supplied by an independent third party, such as the Portfolio Fund’s custodian, prime broker or administrator, and not by the Portfolio Fund itself or its Portfolio Manager.  For the avoidance of doubt, “position-based portfolio level transparency” refers either to individual positions of Portfolio Funds supplied to the Sub-adviser and the Adviser by an independent party or to aggregated information at the Portfolio Fund level (and not transparency to individual positions of Portfolio Funds) supplied to the Sub-adviser and the Adviser by a Transparency Aggregator based upon individual positions of Portfolio Funds supplied to the Transparency Aggregator by an independent party.

m.           The Sub-adviser will provide, or will ensure that a Transparency Aggregator or some other independent third-party provides, the Adviser with the following: (i) electronic access to the web-based interface of any separate account provider (e.g., a Portfolio Manager) and Transparency Aggregator, subject to the terms and conditions of the provider or the Transparency Aggregator, respectively; (ii) monthly risk reports for the Fund’s portfolio in the form agreed to by the Adviser and the Sub-adviser from time to time, (iii) monthly reports of the Fund’s aggregate portfolio level exposure, to be delivered within the number of  Business Days agreed upon by the parties following month-end (it is understood that underlying positions will not be identifiable), (iv) monthly listing of the Portfolio Funds in which, and/or the Portfolio Managers with whom, the Fund is invested within 5 Business Days of month-end, (v) IRRs for each Portfolio Fund in which, and/or each Portfolio Manager with whom, the Fund is invested, (vi) monthly reporting of the percentage of the outstanding voting securities of a Portfolio Fund that are held by the Fund, and, a detailed institutional reporting package in the form to be agreed in a separate agreement, (vii) a monthly certification that the percentage of the outstanding voting securities, non-voting securities or net assets of a Portfolio Fund that are held in the aggregate by the Fund and any other account managed by the Sub-adviser each are less than 25% of that Portfolio Fund’s outstanding voting securities, non-voting securities or net assets, and (viii) monthly reports on each Portfolio Fund as to the amount and composition of the Portfolio Fund’s gross income in sufficient detail to allow the Fund to test for compliance with the applicable requirements of Subchapter M of the Code.

n.  Notwithstanding anything herein to the contrary, the Sub-adviser shall not be responsible for providing (i) the Investment Recommendations Report (a) with respect to assets listed on a termination report, or (b) with respect to the any assets of the Fund invested in the HFR Trusts that are not, or have not been, or are not deemed to be recommended by the Sub-adviser (as described in Section 6(b) above), or (ii) with respect to the HFR Trusts, information specified in Section 9(m) above that the HFR Trusts will not supply to the Sub-adviser.

o.           For calendar year 2011 tax reporting, the Sub-adviser will invest only in or with Portfolio Funds that can provide a final K-1 tax report to the Fund by March 10, 2012.  Furthermore, the Sub-adviser will strive to obtain 1099 tax reporting for the Fund by March 31, 2012, or such later date as may be agreed among the Adviser and the Sub-adviser, for calendar years 2012 and beyond.  In the event that 1099 tax reporting is not obtained by March 31, 2012 or such other agreed-upon date, the Sub-adviser will continue to invest only in or with Portfolio Funds that can provide a final K-1 tax report to the Fund by a date in March to be agreed upon by the parties for calendar year 2012 and all subsequent tax years or in Portfolio Funds that are “passive foreign investment companies” under the Code.

10.           Representations of the Adviser and the Fund.  The Adviser and the Fund (each for itself only) represent, agree, warrant and covenant as follows:

a.           The Adviser is duly organized, validly existing, and in good standing as a corporation under the laws of the State of North Carolina.  The Fund is duly organized, validly existing, and in good standing as a limited liability company under the laws of the State of Delaware.  Each of the Adviser and the Fund is qualified in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.           Each of the Adviser and the Fund has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

c.           This Agreement has been duly and validly authorized, executed and delivered by the Adviser and the Fund and is enforceable against the Adviser and the Fund in accordance with its terms.

d.           The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement and the Adviser’s investment advisory agreement with the Fund remain in effect, (ii) is not prohibited by the Advisers Act from performing the services contemplated by the Adviser’s investment advisory agreement with the Fund, (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act, (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, and (vi) will promptly notify the Sub-adviser of the occurrence of any event that would disqualify the Adviser from registration as an investment adviser. The Adviser will report quarterly to the Sub-adviser, in reasonable detail, any material violations of law related to the Fund and the action taken in response to such violations.

e.           To the best of their knowledge, there are no pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which either of them or their affiliates is a party or to which either of them, their affiliates or any of their assets are subject, nor has either of them or any of their affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of their respective activities which might reasonably be expected to result in a material adverse change in the Adviser’s or the Fund’s condition (financial or otherwise), business, or prospects or which might reasonably be expected to impair the Adviser’s or the Fund’s ability to discharge its obligations under this Agreement.

f.           The Adviser has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to act as investment adviser to the Fund and it will obtain and maintain any such required licenses, registrations, memberships, and approvals.  The Fund has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to operate as an investment fund as described in its Governing Documents, and it will obtain and maintain any such required licenses, registrations, memberships, and approvals.  The Fund has obtained all investor consents and approvals necessary or advisable to complete the transactions contemplated by this Agreement.  Each of the Adviser and the Fund acknowledge and agree that the Adviser, and not the Sub-adviser, shall be responsible for making any and all necessary filings, registrations, or other disclosures required to be made under applicable law (whether to be made to any governmental agency, the members of the Fund, or otherwise) with respect to the operation and management of the Fund.

g.           The information provided by the Adviser and/or the Fund to the Sub-adviser (including, but not limited to, the information in the Governing Documents) shall not, to the knowledge of the Adviser and the Fund, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

h.           The Adviser will promptly notify the Sub-adviser if the Adviser ceases to serve as the adviser to the Fund.

i.            The Adviser shall provide the Sub-adviser with a list of all broker-dealer affiliates of the Adviser, and shall promptly notify the Sub-adviser of any additions, deletions or modifications thereto.

j.            The Adviser shall timely furnish the Sub-adviser with such additional information as may be reasonably necessary for or reasonably requested by the Sub-adviser to perform its responsibilities pursuant to this Agreement.

k.           To the best of the Adviser’s and the Fund’s knowledge, each of the Adviser and the Fund is in compliance with all applicable anti-money laundering laws, rules, and regulations.

l.           If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties herein inaccurate or incomplete in any material respect, it will provide immediate written notification to the Sub-adviser of such fact, omission, event, or change of circumstance, and the facts related thereto, and it is agreed that the failure to provide such notification of the failure to continue to be in compliance with the foregoing representations and warranties shall be deemed a material breach of this Agreement.

11.           Renewal, Termination and Amendment.  This Agreement shall continue in effect for a period of longer than two years from the date of its execution only so long as such continuance is specifically approved annually either by the Board or by vote of a majority of outstanding voting securities of the Fund; provided that in either event such continuance shall also be approved by vote of the Managers who are not “interested persons” of the Fund (as defined in the 1940 Act) or of any person party to this Agreement, cast in person at a meeting called for the purpose of such approval.  This Agreement may be terminated at any time without payment of any penalty, by the Board or by a vote of a majority of the outstanding voting securities of the Fund, upon 60 days prior written notice to the Sub-adviser, or upon such shorter notice as may be mutually agreed upon in writing by the parties hereto.  This Agreement may also be terminated, without the payment of any penalty, by either the Adviser or the Sub-adviser (i) upon 90 days prior written notice to the non-terminating party and the Fund; (ii) upon material breach of any representation or warranty set forth in this Agreement by (A) the non-terminating party or (B) in the case of a termination by the Sub-adviser, the Fund, in each case if such breach has not been cured within seven days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of the terminating party, (A) the non-terminating party or (B) in the case of a termination by the Sub-adviser, the Fund, has become unable to discharge its duties and obligations under this Agreement, including in the case of the non-terminating party’s or the Fund’s insolvency. This Agreement shall terminate automatically and immediately upon termination of the investment advisory agreement between the Adviser and the Fund.  This Agreement shall terminate automatically and immediately in the event of its assignment.  The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meaning set forth for such terms in the 1940 Act.  This Agreement may be amended at any time in writing by the Sub-adviser and the Adviser, subject to approval by the Board and, if required by applicable SEC rules and regulations, a vote of a majority of the Fund's outstanding voting securities.

If the shareholders of the Fund fail to approve this Agreement or any continuance of the Agreement where such approval is required by applicable law, the Sub-adviser will continue to act, for the compensation described herein (subject to applicable law), as investment sub-adviser with respect to the Fund pending the required approval of the Agreement or its continuance or of any contract with the Sub-adviser or a different adviser or sub-adviser or other definitive action; provided, that the compensation received by the Sub-adviser in respect of the Fund during such period is in compliance with Rule 15a-4 under the 1940 Act.

In the event of termination of this Agreement, those paragraphs of this Agreement which govern conduct of the parties' future interactions with respect to the Sub-adviser having provided investment management services to the Fund for the duration of this Agreement, including, but not limited to, Sections 5, 6, 12, 16 and 17, shall survive such  termination of this Agreement.

12.           Confidential Relationship.  Each party agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Confidential Information (as defined below) of the other parties hereto.  As used herein, the “Confidential Information” of a party means the confidential and proprietary information of that party and its affiliates and agents (collectively, the “Disclosing Party”) that is received by another party hereto or its affiliates or agents (collectively, the “Receiving Party”) in connection with this Agreement.  For the avoidance of doubt, (a) the terms of this Agreement are not Confidential Information and this Agreement may be filed by the Fund with the SEC as part of the Fund’s registration statement on Form N-2 and any proxy statement filed by the Fund seeking shareholder approval of this Agreement; (b) any analysis, compilation, study or other document prepared by a party which contain or otherwise reflect, refer to or incorporate any Confidential Information will itself be Confidential Information; (c) information with regard to the portfolio holdings and characteristics of the portion of the Fund allocated to the Sub-adviser that the Sub-adviser manages under the terms of this Agreement shall constitute Confidential Information; and (d) information relating to the Portfolio Funds and Portfolio Managers, including the fact that the Sub-adviser invests in or with any specifically identified Portfolio Fund or Portfolio Manager, shall constitute Confidential Information of the Sub-adviser.  The Receiving Party will restrict access to the Confidential Information to those employees of the Receiving Party who will use it only for the purpose of fulfilling its obligations under this Agreement, and the Receiving Party will be obligated to ensure that it is used only for such purpose.  The foregoing shall not prevent the Receiving Party from disclosing Confidential Information that is: (a) publicly known or becomes publicly known through no act of the Receiving Party in violation of this Agreement, (b) available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party prior to receipt in accordance with this Agreement, provided that such information is not known by the Receiving Party to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party or another party; (c) approved in writing by the Disclosing Party for disclosure, which approval shall not be unreasonably withheld, or (d) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the Receiving Party provides the Disclosing Party with prompt written notice of such requirement prior to any such disclosure, if such notice is permitted by applicable law, except that, notwithstanding anything herein, the Fund or the Adviser may include any information relating to this Agreement required to be included in any filing mandated by any governmental agency or regulator, including the SEC, the Internal Revenue Service and any state taxing authority.

13.           Notices.  Any notice under this Agreement must be given in writing as provided below or to another address, facsimile number, or electronic mail address as either party may designate in writing to the other.  Any notice shall be sufficiently given when: (a) sent by registered or certified mail, postage prepaid, and effective within five days of properly mailing such notice; or (b) sent via internationally recognized overnight courier, facsimile, or electronic mail, and effective within one day so long as the party sending notice via facsimile does not receive a notice of failure of the facsimile, via electronic mail does not receive a notice of delay or failure from the recipient’s server, or via courier does not receive a notice of delay or failure through problems at the courier.

Sub-adviser:
Mesirow Advanced Strategies, Inc.
353 N. Clark Street, 16th Floor
Chicago, Il 60654
Attention: Gregory J. Robbins and Carolyn Burke

with a copy to: maslegalnotices@mesirowfinancial.com

Adviser:
Adam Taback
Alternative Strategies Group, Inc.
401 S. Tryon Street
Charlotte, North Carolina 28288
Fax: 617-954-0649

with a copy to:
Lloyd Lipsett
Wells Fargo
200 Berkeley Street
Boston, MA 02116
Fax: (617) 210-3205

14.           Severability.  If any provision of this Agreement is held by any court to be invalid, void or unenforceable, in whole or in part, the other provisions shall remain unaffected and shall continue in full force and effect, provided that the Agreement, as so modified, continues to express, without material change, the original intent of the parties and deletion of such provision will not substantially impair the respective rights and obligations of the parties, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

                15.           Business Continuity.  The Sub-adviser shall maintain a business continuity plan reasonably designed to minimize business disruptions or delays.  The Sub-adviser shall provide a descriptive summary of its plan to the Fund.

16.           Miscellaneous.  Each party agrees to perform such further actions and execute such further documents as are reasonably necessary to effectuate the purposes hereof.  To the extent that state law is not preempted by the provisions of any law of the United States of America, all matters arising under or related to this Agreement shall be governed by, construed, interpreted and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law.  Each party consents to the non-exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, New York, New York in respect of any dispute arising out of or relating to this Agreement.  The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one agreement, binding on the parties.

17.           Non-Solicitation.  No business unit of the Adviser, and no investment advisory business unit of an investment advisory affiliate of the Adviser, with which Sub-adviser has had material contact or dealings in connection with the matters contemplated by this Agreement (such business units, the “Adviser Business Units”) shall, without the prior written consent of the Sub-adviser, solicit any current or former Sub-adviser officer or employee to seek or accept employment with the Advisor or any affiliate of the Adviser.  No business unit of the Sub-adviser, and no investment advisory business unit of an investment advisory affiliate of the Sub-adviser, with which Adviser has had material contact or dealings in connection with the matters contemplated by this Agreement (such business units, the “Sub-adviser Business Units”) shall, without the prior written consent of Adviser, solicit any current or former Adviser Business Unit officer or employee to seek or accept employment with the Sub-advisor or any affiliate of the Sub-adviser.  For purposes of this Section, a former officer or employee who has not served in such capacity at any time within the twelve month period ending on any relevant date of determination shall not be considered a former officer or employee.  This Section 17 shall survive the termination of this Agreement.

18.           Entire Agreement, Amendments, Modifications and Waivers.  This Agreement sets forth the entire agreement and understanding of the parties hereto to the matters set forth herein.  All prior discussions, negotiations and agreements, whether oral or written, with respect to the subject matter hereof are superseded hereby.  No amendment or modification of the terms of this Agreement shall be valid and binding unless set forth in a written instrument signed by all parties hereto.  No waiver shall be deemed to have been granted or created by any course of conduct or acquiescence, and no waiver shall be enforceable against either party hereto unless in writing and signed by the party against which such waiver is claimed.

(Signature page follows.)

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ASGI MESIROW INSIGHT FUND, LLC

By: _______________________________
Name:
Title:

ALTERNATIVE STRATEGIES GROUP, INC.

By: _______________________________
Name:  Adam I. Taback
Title:    President

MESIROW ADVANCED STRATEGIES, INC.

By: _______________________________
Name:
Title:

20